Exhibit 99.1

Mesa Air Group Settles Aloha Lawsuit and Agrees to Enter Long Term Licensing Agreement

PHOENIX, Nov. 28 /PRNewswire-FirstCall/ -- Mesa Air Group, Inc. (Nasdaq: MESA) today announced that it entered into a settlement with the former controlling shareholder of Aloha Airlines concerning the Aloha Airlines lawsuit over Mesa's Hawaiian inter-island flight services operated under the go! brand name. Under the terms of the settlement, and without admitting any wrongdoing, Mesa agreed:

-- Mesa will make a cash payment of $2 million;

-- Mesa will issue shares of Mesa common stock equal to 10% of its currently outstanding shares;

-- Mesa will provide certain Hawaiian inter-island travel benefits to the former employees of Aloha Airlines;

-- In the event the shareholder is able to purchase the "Aloha" name in the upcoming bankruptcy court auction, it will license the "Aloha" name to Mesa.

(Logo: http://www.newscom.com/cgi-bin/prnh/19990210/LAW065 )

"We are extremely pleased to resolve all claims put forward in this litigation and look forward to re-branding service under the Aloha name in the near future," said Jonathan Ornstein, Chairman and Chief Executive Officer of Mesa. "This settlement resolves all claims by Aloha Airlines related to Mesa's entry into the Hawaiian inter-island market and permits us to focus solely on our core competency of providing the best service, convenient schedules and low fare pricing to our customers. We intend to carry on Aloha's proud tradition, maintain Mesa's status as Hawaii's low cost air carrier and look forward to future growth opportunities made possible by this settlement."

Mesa currently operates 152 aircraft with over 800 daily system departures to 126 cities, 38 states, the District of Columbia, Canada, and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006, Mesa launched Hawaiian inter-island service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 4,100 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

Web site: http://www.mesa-air.com

SOURCE Mesa Air Group, Inc.
11/28/2008
CONTACT: Chris Pappaioanou, VP Legal Affairs, Mesa Air Group, Inc.,
+1-602-685-4052 or +1-602-820-9181, chris.p@mesa-air.com
Photo: http://www.newscom.com/cgi-bin/prnh/19990210/LAW065
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PRN Photo Desk, photodesk@prnewswire.com
Web site: http://www.mesa-air.com